Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF FORMATION

OF

VALENTINE MERGER SUB LLC

dated as of June 30, 2020

Pursuant to Section 18-202 of the Limited Liability Company Act of the State of Delaware, Valentine Merger Sub LLC (the “Company”), a limited liability company having a date of Formation of December 16, 2019 and duly organized and existing under the Limited Liability Company Act of the State of Delaware (as amended from time to time, the “DLLCA”), does hereby certify:

FIRST:	The Certificate of Formation of the Company is hereby amended by deleting the Article First thereof and inserting the following in lieu thereof:

“FIRST:	The name of the limited liability company is Match Group Holdings II, LLC.”

SECOND:	This Certificate of Amendment will become effective as of 11:15 p.m. on June 30, 2020.

THIRD:	The amendment of the Certificate of Formation of the Company has been duly adopted in accordance with the provisions of Section 18-202 of the DLLCA, the sole member having adopted resolutions setting forth such amendment and declaring its advisability.

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IN WITNESS WHEREOF, the undersigned officer of the Company has executed this Certificate of Amendment on the date first set forth above.

VALENTINE MERGER SUB LLC

By:	/s/ Joanne Hawkins
Name:	Joanne Hawkins
Title:	Vice President

[Signature Page to Valentine Merger Sub LLC Certificate of Amendment]